Exhibit 10.23

HARBERT EUROPEAN SPECIALTY LENDING COMPANY II, S.À.R.L.

NEAR PTE LTD

AMENDMENT AGREEMENT

25        February               2021

AMENDMENT AGREEMENT

THIS AGREEMENT is made this 25th day of               February                2021.

BY AND BETWEEN

1.	HARBERT EUROPEAN SPECIALTY LENDING COMPANY II, S.À.R.L. (B213757 RCS Luxembourg), a société à responsabilité limitée incorporated under the laws of Luxembourg, whose registered office is located at 26 Boulevard Royal, L-2449 Luxembourg represented by Mr. Dragos Cioaca, acting as gérant, duly authorized for the purpose hereof. (hereinafter referred to as the “Lender”)

And

2.	NEAR PTE. LTD. (UEN 201205693G), a private company limited by shares incorporated under the laws of Singapore, whose registered office is located at 160 Robinson Road #20-03, SBF Center, Singapore 068914 represented by Mr. Anil Mathews acting as Director, duly authorized for the purpose hereof. (hereinafter referred to as the “Borrower”).

The Lender and the Borrower are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

A.	The Borrower and the Lender are the parties to a loan agreement entered into on 30 January 2019 (the “Loan Agreement”), pursuant to which the Lender has made certain facilities and financial accommodations available to the Borrower.

B.	The Lender and the Borrower now wish to amend the Loan Agreement on the terms and conditions set forth herein.

THE PARTIES AGREES AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, words and expressions respectively defined or construed in the Loan Agreement shall have the same meanings when used or referred to herein except to the extent that the context requires otherwise, and in addition:

“Agreement” means this amendment agreement together with his recitals and its schedules, as amended, supplemented or modified from time to time.

“Commencement Date” means the date of this Agreement.

1.2	Unless the context otherwise requires, words which refer to the singular include the plural and vice versa; and words importing one gender include the other genders.

1.3	Headings are used in this Agreement for convenience only and shall not affect the construction of this Agreement.

1.4	The word “person” includes any individual, company, corporation, corporation sole, trust, firm, partnership, joint venture, syndicate, any central or local government department, authority, association or group, and any other entity, or any other association of persons either corporate or unincorporated.

2.	AMENDMENTS TO THE LOAN AGREEMENT

In consideration of inter alia the Lender agrees to make available the Facility to the Borrower, the Parties hereto agree that the Loan Agreement shall, with effect on and from the Commencement Date, be amended and restated as follows so that the rights and obligations of the Parties under the Loan Agreement shall, on and after the Commencement Date, be governed by, and construed in accordance with, the Loan Agreement as amended by this Agreement in the following manner:

2.1	Clause 1.1 of the Loan Agreement be amended by inserting the following additional definitions:

“Agreement” means this loan agreement together with his recitals and its schedules, as amended, supplemented or modified from time to time, including as amended and supplemented by the Amendment Agreement.

“Acquisition” means the acquisition by the Borrower of the Target Shares pursuant to the M&A Documents;

“Amendment Agreement” means the amendment agreement dated 25th February 2021 by and between the Lender and the Borrower amending and supplementing the terms of this Agreement;

“Closing Date Facility C” means the date on which the First Facility C Advance is made under Facility C;

“€” and “Euro” means the lawful currency of the member states of the European Union;

“Euro Equivalent” means (a) in the case of the First Facility C Advance, EUR 1:1.20 USD, and (b) in the case of each Subsequent Facility C Advance, the equivalent amount in Euro of the relevant USD amount, as calculated by applying the exchange rate for buying Euros using USD provided for on www.oanda.com as at 11:00am two Business Days before the relevant date or as otherwise agreed by the Lender and the Borrower;

“Facility C” means the working capital and acquisition facility made available under this Agreement as described in Clause 2.1(c);

“Facility C Advance” means the First Facility C Advance and any Subsequent Facility C Advance.

“Facility C Amount” means the Euro Equivalent of $15,000,000;

“First Facility C Advance” means an advance of the Euro Equivalent of $5,000,000 of Facility C made or to be made by the Lender to the Borrower under this Agreement within 5 Business Days from the date of the Amendment Agreement;

“Interest Only Facility C Period” means, in relation to a Facility C Advance only, the period commencing on the Drawdown Date and ending on the date 6 months thereafter;

“M&A Documents” means any stock/shares purchase agreement relating to the Acquisition and any other document required by any law applicable to the Target and/or the Target Shares;

“Subsequent Facility C Advance” means an advance of Facility C other than the First Facility C Advance made or to be made by the Lender to the Borrower under this Agreement, or as the context may require, the principal amount of any Advance from time to time outstanding;

“Target” means Ubermedia, Inc., a corporation incorporated under the laws of Delaware (United States) whose registered office is located 1209 Orange Street 19801 Wilmington, Delaware, United States;

“Target Shares” means 22,716,264 shares representing 100 per cent of the stock (including common stock and preferred stock) of the Target; and

“$” and “USD” means the lawful currency of the United States of America.

2.2	The following definitions under Clause 1.1 of the Loan Agreement be amended by inserting or amending, as the case may be, the underlined words as follows:

“Advance” means a Facility A Advance or a Facility B Advance or a Facility C Advance, as the context requires;

“Availability Period” means:

(a)	in relation to the Facility A Advance, the period from and including the date of this Agreement to and including the date falling five days after the date of this Agreement;

(b)	in relation to each Facility B Advance, the period from and including the date of this Agreement to and including 31 December 2019;

(c)	in relation to the First Facility C Advance, the period from and including the date of this Agreement to and including 5 Business Days from the date of the Amendment Agreement; and

(d)	in relation to each Subsequent Facility C Advance, the period from and including the date the Amendment Agreement to and including 31 March 2022.

“Facility” means Facility A or Facility B or Facility C;

“Group” means the Borrower, its subsidiaries (including the Target), any of its holding company and any subsidiary of such holding company from time to time but does not include Near Japan KK and Near Europe Limited (the “Excluded Entities” and each an “Excluded Entity”), provided that:

(a)	the Excluded Entities complete a solvent liquidation or winding-up by no later than the date falling 6 months following the date of the Amendment Agreement;

(b)	each Excluded Entity shall receive no more than €20,000 (or its equivalent in other currencies) from any member of the Group for the purpose of facilitating any solvent liquidation or winding-up referred to in (a) above; and

(c)	all residual cash entitlements of each Excluded Entity are distributed in cash to the Borrower immediately following the completion of any solvent liquidation or winding-up referred to in paragraph (a) above;

“Loan” means the aggregate principal amount of each Facility A Advance, each Facility B Advance and each Facility C Advance for the time being outstanding under this Agreement;

“Permitted Indebtedness” means any Indebtedness of any member of the Group:

(a)	under this Agreement or any other Document;

(b)	under any finance lease, rental agreements or equivalent instruments;

(c)	incurred with the consent of the Lender;

(d)	existing as of the date of this Agreement, provided that no further advances (including, for the avoidance of doubt, any increase to the aggregate principal amount) shall be made available in respect of such indebtedness, save capitalised interest pursuant to the Convertible Loan in the form and substance in existence at the date of this Agreement;

(e)	to any other member of the Group;

(f)	arising from existing or future preference share liabilities, provided that in each case such liabilities are fully subordinated to the Facilities in form and substance satisfactory to the Lender;

(g)	on the corporate credit card of the Borrower from time to time, up to a value of $250,000 (or its equivalent in other currencies) at any time;

(h)	being trade credit of no more than 90 days and other unsecured non-interest bearing debt (including taxes, duties and costs) arising in the ordinary course of trading;

(i)	that is fully subordinated to the Facilities in form and substance satisfactory to the Lender; and

(j)	in respect of indebtedness specified in paragraphs (a) to (e) above, up to a maximum aggregate amount for the Group at any time outstanding of €23,000,000 (or its equivalent in other currencies).

“Permitted Investments” means:

(a)	deposits (excluding any rental deposits) and retentions made in the ordinary course of trading and up to a value of $150,000 (or its equivalent in other currencies) in aggregate at any time;

(b)	any Investment provided that the Borrower’s free cash balance shall not at any time reduce below $10,000,000 (or its equivalent in other currencies), in each case pro forma the making of the aggregate total amount contractually committed to be invested in any and all investments pursuant to this paragraph (b);

(c)	Investments held by any member of the Group as of the date of this Agreement and specified in Schedule 4, including any future investments in similar instruments up to a value of $500,000 (or its equivalent in other currencies) per investment;

(d)	deposits with commercial banks organized under the laws of Singapore;

(e)	Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of trading;

(f)	Investments consisting of deposit accounts of the Borrower in which the Lender has a perfected Security Interest;

(g)	the acquisition of shares or interests in or the incorporation of a company or other entity in accordance with Clause 12.1(s);

(h)	the acquisition of shares or interests in a company or other entity where the acquisition is financed by external funding fully subordinated to the Loan in form and substance satisfactory to the Lender;

(i)	any Investment otherwise permitted by the terms of the Documents;

(j)	for the avoidance of doubt, the Acquisition.

“Total Facility Amount” means the aggregate of the Facility A Amount, the Facility B Amount and the Facility C Amount

2.3	Clause 2.1 of the Loan Agreement be amended by inserting the underlined words as follows:

“Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Borrower:

(a)	a cash advance facility in the maximum aggregate amount equal to the Facility A Amount;

(b)	a working capital facility in the maximum aggregate amount equal to the Facility B Amount; and

(c)	a working capital and acquisition facility in the maximum aggregate amount equal to the Facility C Amount.”

2.4	Clause 4.1 of the Loan Agreement be amended by inserting the underlined words as follows:

“The Borrower shall use:

(a)	the Facility A Advance to refinance in full the Existing Facilities (including, for the avoidance of doubt, the payment of any fees and expenses which are due under the Documents and in amounts as agreed by the Lender) as described in the Funds Flow Statement;

(b)	each Facility B Advance to finance the general corporate expenses and working capital requirements of the Group; and

(c)	each Facility C Advance to finance (i) the general corporate expenses and working capital requirements of the Group and (ii) purchase consideration and other expenses that the Borrower may incur in connection with strategic acquisitions from time to time as approved by the Board of Directors of the Borrower.”

2.5	Clause 5.1 of the Loan Agreement be amended by inserting the underlined words as follows:

“The obligations of the Lender under this Agreement are subject to the condition that the Lender shall have received the documents and evidence set out in Part A and Part B to Schedule 1 in form and substance satisfactory to it before the relevant Drawdown Date under this Agreement.”

2.6	A new Clause 6.4 in the following terms be inserted immediately after Clause 6.3 of the Loan Agreement:

“Subject to the terms and conditions of this Agreement, the Borrower may draw the First Facility C Advance provided that:

(a)	the Lender shall have received a duly completed and executed Drawdown Notice relating to the First Facility C Advance no later than 10am London time on the fifth Business Day before the proposed Drawdown Date of the First Facility C Advance;

(b)	the proposed Drawdown Date is a Business Day within the Availability Period; and

(c)	the First Facility C Advance shall amount to $ 5,000,000 (or the equivalent in Euros as at the Drawdown Date of the First Facility C Advance).”

2.7	The existing Clause 6.4 to be renumbered as Clause 6.5

2.8	A new Clause 6.6 in the following terms be inserted immediately after Clause 6.5 of the Loan Agreement:

“Subject to the terms and conditions of this Agreement, the Borrower may draw any Subsequent Facility C Advance provided that:

(a)	the Lender shall have received a duly completed and executed Drawdown Notice relating to a proposed Subsequent Facility C Advance no later than 10am London time on the tenth Business Day before the proposed Drawdown Date of each Subsequent Facility C Advance;

(b)	the proposed Drawdown Date is a Business Day within the Availability Period;

(c)	no Subsequent Facility C Advance shall be for less than $ 1,000,000 (or the equivalent in Euros as at the Drawdown Date of the relevant Subsequent Facility C Advance); and

(d)	the aggregate of all Facility C Advances shall not exceed the Facility C Amount.”

2.9	The existing Clause 6.5 to be renumbered as Clause 6.7.

2.10	The renumbered Clause 6.8 of the Loan Agreement be amended by inserting the underlined words as follows:

“If any part of a Facility shall not have been drawn within the time periods specified in this Agreement the remaining Facility shall be automatically cancelled whereupon the Facility A Amount or the Facility B Amount or the Facility C Amount, as applicable, shall be reduced accordingly”.

2.11	A new Clause 7.3 in the following terms be inserted immediately after Clause 7.2 of the Loan Agreement:

“During the Interest Only Facility C Period, the Borrower shall repay interest only that has accrued and is payable in accordance with Clause 8.3 on the Drawdown Date and then, following the expiry of the Interest Only Facility C Period, any Facility C Advance Amount (together with interest that has accrued and is payable in accordance with Clause 8.3) shall be repaid in 36 equal monthly instalments commencing on the next Repayment Date following expiry of the Interest Only Facility C Period.”

2.12	The existing Clause 7.3 to be renumbered as Clause 7.4.

2.13	The renumbered Clause 7.5 of the Loan Agreement be amended by inserting the underlined words as follows:

The Borrower, on the giving of 5 Business Days’ prior written notice, may prepay on any Repayment Date any outstanding Advance (in whole but not in part) by paying an amount equal to (i) the outstanding principal amount of such Advance together with all accrued but unpaid interest on that Advance to the date of prepayment, (ii) an amount equal to the future interest payments that would have been due on that Advance under this Agreement if that Advance had been repaid in accordance with Clause 7.1 where such future interest payments are determined in accordance with the Interest Rate discounted by the prevailing 1-year EURIBOR screen rate on the date of prepayment (with such discount rate capped at 5% but if less than zero, that rate shall be deemed to be zero), and (iii) all unpaid fees, costs expenses and other amounts payable by the Borrower to the Lender under this Agreement. This same calculation shall apply in the event of the Loan becoming immediately due and payable pursuant to Clauses 7.8, 13.2 or 16.2.

2.14	The renumbered Clause 7.6 of the Loan Agreement be amended by inserting the underlined words as follows:

Any amount payable pursuant to Clause 7.5 shall be capped at 10% of the Loan outstanding at the time of the prepayment..

2.15	Clauses 7.6 to 7.8 to be renumbered as 7.7 to 7.9 respectively.

2.16	Clauses 7.6 to 7.8 to be renumbered as 7.7 to 7.9 respectively.

2.17	The renumbered Clause 7.10 of the Loan Agreement be amended by inserting the underlined words as follows:

“In Clauses 7.8 and 7.9, “change of control” means any of the following events (whether in one or in a series of related transactions): listing on any stock exchange; merger, consolidation or reorganisation of a member of the Group; the sale of all or (in the reasonable opinion of the Lender) substantially all the assets of any member of the Group; the sale or issue of shares or securities of a member of the Group (whether by that member of the Group or by shareholders of that member of the Group) representing a majority of the voting power in that Group company; the exclusive licence of all or a material portion of any member of the Group’s Intellectual Property Rights to any other entity or person, other than a member of the Group”.

2.18	A new Clause 9.2 in the following terms be inserted immediately after Clause 9.1 of the Loan Agreement:

“The Borrower shall pay to the Lender on the Closing Date Facility C an arrangement fee of $ 225,000 in cash being 1.5% of the Facility C Amount as at the date of this Agreement.”

2.19	Clause 11.1 (d) of the Loan Agreement be amended by inserting the underlined words as follows:

the execution, delivery and performance of the Documents and the use of the Facilities do not and will not:

(i)	contravene any law, regulation, directive, or judicial or official order to which any member of the Group is subject;

(ii)	result in any breach of or default under any obligation, agreement, restriction, undertaking or instrument to which any member of the Group is a party or is subject or which it requires to carry on its business;

(iii)	contravene any provision of the Borrower’s constitutional documents;

(iv)	result in any limitation on the Borrower’s powers to borrow or incur Indebtedness being exceeded; or

(v)	result in the creation or imposition of or oblige the Borrower to create any Security Interest on its undertaking or on any of its assets, rights or revenues other than as contemplated by the Documents, in each case where the same would have a Material Adverse Effect;”

2.20	A new Clause 11.1 (s) in the following terms be inserted immediately after Clause 11.1 (r) of the Loan Agreement:

“The Borrower has made its own decision in terms of the Acquisition, has conducted its own due diligence or investigation in respect of the Target and the Target Shares and has not relied upon any opinion advice or recommendation of the Lender in connection with the Target and/or the Target Shares.”

2.21	A new Clause 11.1 (t) in the following terms be inserted immediately after Clause 11.1 (s) of the Loan Agreement, inserted pursuant to Clause 2.14 of this Agreement:

“The M&A Documents contain all of the material terms relating to the Acquisition as at the date on which they are executed.”

2.22	Clause 12.1 (d) of the Loan Agreement be amended by inserting the underlined words as follows:

“it will provide to the Lender such financial and other information concerning the business, assets and affairs of it and other members of the Group as the Lender may from time to time reasonably require, and on request and reasonable notice from the Lender will grant the Lender access to the Borrower’s management team for update meetings, such update meetings not to exceed 4 meetings in any 12 month period, provided that no such limitation shall apply if an Event of Default has occurred and is continuing;”

2.23	Clause 12.1 (l) (i) of the Loan Agreement be amended by inserting the underlined words as follows:

“create, purport to create or permit to exist any Security Interest other than a Permitted Security Interest over all or any part of its respective present or future undertaking, assets, rights or revenues (including, for the avoidance of doubt any of the Target Shares);”

2.24	Clause 12.1 (n) of the Loan Agreement be amended by inserting the underlined words as follows:

“other than a Permitted Disposal, it will not, and will procure that no member of the Group will, enter into a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, licence, sub-licence, transfer or otherwise dispose of any asset (including, for the avoidance of doubt, any of the Target Shares);”

2.25	Clause 12.1 (r) of the Loan Agreement be amended by inserting the underlined words as follows:

“it will procure that no other member of the Group will issue shares or other securities of any kind to any person, other than (i) pursuant to employee stock options; (ii) as part of the Borrower’s next financing round following the date of this Agreement; (iii) under any warrant instrument; (iv) in the case of any other member of the Group, to the Lender pursuant to the applicable Security Documents; (v) as consideration for the Target Shares or as consideration for any strategic acquisition by a member of the Group, provided that Borrower’s free cash balance at the time of such acquisition does not fall below the then total outstanding Advance pursuant to the said acquisition; or (vi) where a member of the Group other than the Borrower is issuing such securities to establish or further a joint venture, provided that in relation to such joint venture: (i) the Borrower does not dispose of any Intellectual Property Rights to such joint venture; and (ii) the Borrower’s direct and, if applicable, indirect legal and beneficial interests (whether by way of share capital or otherwise) in that joint venture is secured in favour of the Lender pursuant to one or more Security Documents, each in form and substance satisfactory to it;

2.26	Clause 12.1 (x)(ii) of the Loan Agreement be amended by inserting the underlined words as follows:

(ii) in respect of any other member of the Group, all Permitted Investments contributed or paid to any member of the Group are solely used to fund operational expenses (including salaries, rent and other ordinary course of business expenses) and capital expenditure in the ordinary course of business and no such proceeds are used for any other purpose (including, for example, acquisitions and capital expenditure outside the ordinary course of business) unless approved in writing by the Lender.

2.27	Clause 13.1 (o) of the Loan Agreement be deleted.

2.28	Clause 20.1 (a) be drafted as follows :

“to the Lender, Claret Capital Partners Limited, 5th Floor, Warwick House, 25 Buckingham Palace Road, London SW1 0PP, United Kingdom for the attention of Mr. Jérôme Fonteneau or to the following email address jf@claret-capital.com”

2.29	The heading of Part A of Schedule 1 be amended by inserting the underlined words as follows:

“Part A – Conditions Precedent to any Drawdown Date”

2.30	Point 23 of Part A of Schedule 1 be amended by inserting the underlined words as follows:

“The Group Structure Chart which shows the Group assuming the Closing Date and/or the Closing Date Facility C, as the case may be, have occurred”.

2.31	Part AA of Schedule 1 be drafted as follows:

“Part AA – Conditions Precedent to a Drawdown Date relating to Subsequent Facility C Advance

(a)	copies of the M&A Documents certified as true and correct copies thereof by the Borrower, and a certificate by the Borrower that none of the parties to the M&A Documents has breached or defaulted in any of its obligations under such M&A Documents; and

(b)	a written certificate in form and substance satisfactory to the Lender that there has been no material change in the Acquisition’s terms and conditions as provided in the M&A Documents.”

2.32	Point (a) of Schedule 2 be amended by inserting the underlined words as follows:

“Facility: [A] / [B] / [C]”

3.	EFFECT OF THIS AGREEMENT

3.1	This Agreement shall take effect on and from the Commencement Date.

3.2	The Loan Agreement and this Agreement shall be read and construed as one document and references in the Loan Agreement to “this Agreement” shall be construed accordingly, and this Agreement is and shall be construed as supplemental to the Loan Agreement. The Loan Agreement and every clause thereof are hereby confirmed and shall continue to be in full force and effect and binding on the Parties thereto save as expressly amended and supplemented by this Agreement.

3.3	In the event of a conflict between the provisions of the Loan Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail and the provisions of the Loan Agreement shall be deemed to be modified so far as it is necessary to give effect to the provisions of this Agreement.

3.4	Each Party warrants to the other Party or Parties that, prior to entering into this Agreement, it has obtained all corporate and other authorities necessary for that purpose, and that there are no restrictions or other obligations known to it which would or might impede it in giving full effect to its obligations under this Agreement.

4.	CONFIDENTIALITY

4.1	Communications: All communications between the Parties and the Company or any of them and all information and other material supplied to or received by any of them from the others which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning this Agreement, the business transactions or the financial arrangements of the Parties or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless or until compelled to disclose by judicial or administrative procedures or in the opinion of its counsel, by other requirements of law, or the recipient can reasonably demonstrate that (a) it is or part of it is, in the public domain, whereupon, to the extent that it is public, this obligation shall cease or (b) it is required to be furnished to the professional advisers, bankers or investor or potential investor of any of the Parties or to any regulatory agencies as part of a public flotation exercise involving the Borrower, and in such cases, this obligation shall cease only to the extent required under the respective circumstances.

4.2	The obligations contained in this Clause shall endure, even after the termination of this Agreement, without limit in point of time except to the extent that and until any confidential information enters the public domain as set out above.

5.	MISCELLANEOUS

5.1	The Borrower shall bear all legal and other costs and expenses incurred by the Lender in connection with the preparation, negotiation and execution of this Agreement and all related documentation.

5.2	No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

5.3	The illegality, invalidity and unenforceability of any provision of this Agreement or any part thereof under the law of any jurisdiction shall not affect its legality, validity and enforceability under the laws of any other jurisdiction nor the legality, validity and enforceability of any other provision or any part thereof.

5.4	Governing law and enforcement

5.4.1	This Agreement shall be governed by and interpreted according to the laws of Singapore.

5.4.2	Any dispute arising out of or in connection with this Agreement or its performance, including the existence and validity of this Agreement including the scope, meaning, construction, interpretation or application hereof, shall to the extent possible be settled amicably by negotiation and discussion between the Parties.

If it is not possible to reach an agreement within thirty (30) Business Days after one Party has sent to the other Party written notice defining the terms of the dispute and requesting resolution of the same, any of the Party may submit the matter to arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) as in force at the time such arbitration is commenced. The site of the arbitration shall be Singapore and the arbitration shall be conducted in the English language. To refer the dispute to arbitration, either party (the “Claimant”) shall send a written notice (the “Dispute Notice”) to the other party (the “Respondent”) that the Claimant wishes to initiate arbitration.

The arbitral tribunal (the “Arbitral Tribunal”) shall consist of one (1) arbitrator to be appointed in accordance with the SIAC rules.

Arbitrator shall be fluent in the English language, and be familiar with the relevant trade usages and principles and with the law of contracts and corporation in Singapore. No arbitrator shall be appointed who is not independent of all parties or who has an interest in the dispute or any previous involvement with the subject matter of this Agreement.

The Arbitral Tribunal shall render its award based upon the explicit terms of this Agreement and shall not be entitled to decide the dispute in justice and fairness ex aequo et bono. The award (the “Award”) rendered by the Arbitral Tribunal shall apportion the costs of the arbitration in whatever proportion the Arbitral Tribunal deems appropriate. The Award shall be in writing and in the English language and shall set forth in reasonable detail the facts of the dispute and the reasons for the Arbitral Tribunal’s decision. The Award shall be final and binding upon the parties and shall be enforceable in any court of competent jurisdiction, and the parties agree not to appeal, contest or seek relief from the Award in any court.

Pending submission to the Arbitral Tribunal and thereafter until the Arbitral Tribunal renders their decision, the Parties agree that they will continue to perform all of their respective obligations under this Agreement and the Arbitral Tribunal shall have the power to issue interim awards and/or temporary orders.

Notwithstanding anything to the contrary, nothing in this Agreement shall prevent either Party from seeking injunctive relief, including specific performance, with the courts of Singapore to enforce such obligations.

5.5	No failure or delay on the part of any Party in exercising any power or right under this Agreement shall operate as a waiver, nor shall any single or partial exercise of such right or power preclude any other or future exercise of the same, or any other right or power hereunder.

5.6	This Agreement and all rights and obligations hereunder are personal to the Parties and to any other persons who became Parties and are therefore bound by its provisions. The rights under this Agreement are not assignable except in accordance with the specific provisions of this Agreement.

5.7	Notices

(a)	All demands, consents and notices authorized or required to be made under this Agreement shall be in writing (including electronic form) and may be given to, or served upon a Party by:

(i)	being left at the recipient Parties’ addresses or at their respective registered offices as notified pursuant to Clause 5.7 (b) below; or

(ii)	transmitting it by electronic means to the recipient Parties’ notified address for receiving electronic communications as notified pursuant to Clause 5.7 (b) below.

(b)	When a demand, consent or notice:

(i)	is served at the notified address, it shall be deemed duly served and received on the day of delivery;

(ii)	is transmitted by electronic means it shall be deemed to have been served and received on the day of transmission, provided that it was correctly addressed and no error message was received by the information systems used by the Party to send the demand, consent, or notice.

5.8	Further assurances

The Parties shall execute and deliver all documents and do anything else necessary for the proper and complete performance of all their respective obligations under this Agreement.

5.9	Specific performance

If any Party should fail or refuse to comply with any of the terms or provisions of this Agreement, the other Parties shall each have, in addition to any other of their respective rights and remedies, the right to have any one or more of those terms or provisions specifically enforced.

5.10	Rights of third parties

A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act, Cap 53B, to enforce any terms of this Agreement. No one other than a Party, their successors and permitted assignees, shall have any right to enforce any of its terms.

The Agreement will benefit to and be binding on the heirs, legatees, assignees, and legal representatives of each of the Parties.

5.11	Counterparts.

This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Parties by facsimile or by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute one and the same instrument. Any Party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by facsimile or other electronic signature (such as DocuSign) by any of the Parties to any other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received. Such signatures executed by way of facsimile or other electronic means (such as DocuSign) shall be recognised and construed as secure electronic signatures pursuant to the Electronic Transactions Act (Cap 53B) and that the Parties accordingly shall deem such signatures to be original signatures for all purposes.

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IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

/s/ Anil Mathews	/s/ Dragos Cioaca
NEAR PTE LTD	HARBERT EUROPEAN SPECIALTY
Represented by: Anil Mathews, Director	LENDING COMPANY II, S.À.R.L.
Represented by: Mr. Dragos Cioaca, Gérant

Witness by:	Witness by:

/s/ Rahul Agarwal	/s/ Georgiana Cioaca
Witness name: Mr. Rahul Agarwal	Witness name: Ms. Georgiana Cioaca

Passport number: Z5342440	Passport number: 055481976